EXHIBIT 99.1

Mr. Stephen Appel
285 Bayville Road
Locust Valley, NY 11560

Dear Steve,

This letter sets forth the agreement (the “Agreement”) between Stephen Appel (the “Employee”) and ION Media Networks, Inc. (the “Company”), regarding the terms of the Employee’s employment by the Company, and shall be effective as of December 6th, 2006 (the “Effective Date”).

1)	Employment. Employee shall serve as the President of Sales and Marketing of the Company, with such duties and responsibilities generally consistent with this position and title as the Company may reasonably specify from time to time. Employee shall devote his full business time and attention to the performance of these responsibilities, except for vacation time, sickness, or disability as set forth below.

2)	Term. Employee’s employment on the terms set forth in this Agreement shall commence on the Effective Date and end on the last business day preceding the third anniversary of the Effective Date (the “Employment Term”), unless terminated sooner as hereinafter provided.

3)	Compensation and Benefits. In consideration of the services to be provided by the Employee during the Employment Term, Employee shall receive the following compensation and benefits:

(i)	Base Salary. The Company shall pay Employee a base salary at an annual rate of $475,000 (the “Base Salary”). The Base Salary shall be payable in accordance with the normal payroll practices of the Company (but no less frequently than monthly) and shall be subject to withholding for applicable taxes and other amounts. In the discretion of the Company you may receive a salary increase on your anniversary date.

(ii)	Signing Bonus. Within five business days of the execution of this Agreement, the Company shall pay the Employee a signing bonus of $225,000 (the “Signing Bonus”), which shall be subject to repayment if Employee terminates his employment with the Company within 12 months of the Effective Date.

(iii)	Annual Bonus. The Employee shall be eligible to receive an annual bonus for each fiscal year in accordance with the Company’s executive bonus plan (the “Annual Bonus”). The Annual Bonus shall be subject to performance and payout criteria determined annually in conjunction with the Company’s overall executive bonus program. The Employee’s initial Annual Bonus performance criteria for the Company’s 2007 fiscal year are set forth on Schedule 4(iii).

(iv)	Stock-Based Compensation. The Employee shall be eligible to receive such stock-based compensation awards under the Company’s stock-based compensation plans as the Board of Directors or the Compensation Committee may determine from time to time. The proposed stock-based compensation award contemplated for Employee is set forth on Schedule 4(iv), which shall be subject to modification by, and approval of, the Compensation Committee in connection with its approval of the Company’s overall stock-based compensation awards program.

(v)	Other Benefits. Employee shall be entitled to participate in the Company’s applicable vacation, retirement, profit sharing, life, medical, dental, disability and other benefit plans, which may be modified from time to time.

(vi)	Withholding Taxes. The Company may withhold from amounts payable under this Agreement such federal, state and local taxes as are required to be withheld under applicable law, and is authorized to take such actions as may be necessary to satisfy all obligations for the payment of such taxes.

4)	Restrictive Covenants. The following covenants shall apply during the Employment Term and survive the termination of this Agreement:

(i)	Confidentiality. During and after the Employment Term, Employee shall not disclose any confidential information to any third person for any purpose other than the performance of employment duties under this Agreement. Nothing herein shall prevent the disclosure by Employee of any information required by an enforceable order of a court of competent jurisdiction, provided that, if Employee receives a request for the disclosure of Confidential Information from a court or government agency, Employee shall promptly notify the Company and cooperate to the extent possible to protect the Company’s interests.

(ii)	Restriction on Competitive Activity. During the Employment Term, or for twelve months after the Date of Termination for cause, Employee shall not, directly or indirectly, own, manage, operate, finance, control, participate in, or become employed by or associated with any person or entity engaged in or aiding others to conduct a business that competes with the Company (a “Competitive Activity”). Ownership of less than 3% of the voting shares of a public company shall not constitute a Competitive Activity.

(iii)	Non-disparagement. During and after the Employment Term, Employee will not, directly or indirectly, engage in any conduct or make any statements that are disparaging or criticizing of the Company, its products, its services, or its employees. This provision shall not prevent the Employee from complying with any obligations or disclosures required under applicable law.

(iv)	Noninterference. During the Employment Term and for twelve months thereafter, Employee shall not, without the Company’s consent, directly or indirectly (A) engage, employ, or solicit for employment or consulting services, any person who is then, or within six months prior to the time of such action has been, employed by the Company, or (B) influence any employee, affiliate, customer, sponsor, advertiser, distributor, or business associate that has a relationship with the Company to terminate or modify such relationship in a way that would constitute a Competitive Activity or otherwise be disadvantageous to the Company.

(v)	Remedies. The restrictions set forth in this section are considered by the parties to be reasonable to protect the business and goodwill of the Company, and are a material part of the Employee’s obligations and a material inducement for the Company to provide the compensation and benefits granted to the Employee in this Agreement. Employee acknowledges that compliance with the restrictions set forth herein will not prevent him from earning a livelihood, and that in the event of a breach by Employee of any of such restrictions, monetary damages would not provide an adequate remedy to the Company, and that the Company shall therefore be entitled to obtain injunctive relief to enforce such restrictions. If any of these restrictions or remedies are held to be unenforceable in any respect, they shall be deemed amended in such manner as to render them enforceable while effectuating as nearly as possible the original intentions of the parties.

5)	Termination. Termination of Employee’s employment hereunder shall be subject to, and governed by, the following terms:

(i)	Death. In the event of termination by reason of Employee’s death, the Company shall pay to the Employee’s estate (A) all accrued but unpaid Base Salary through the date of termination, (B) all accrued but unpaid bonus compensation for any fiscal year that had been completed as of the date of termination, payable at the time such bonus payments are made to the Company’s other senior executives generally, and (C) any accrued benefits of the Employee under the Company’s employee benefit plans as of the date of termination.

(ii)	Disability. The Company may terminate Employee’s employment with 30 days written notice for Disability. “Disability” shall mean that, in the reasonable opinion of the Company based on the assessment of an independent physician, the Employee is unable, or is reasonably expected to be unable, by reason of physical or mental disability, to perform his duties under this Agreement for a continuous period of 90 days or longer, or for 120 days or more in any 12-month period. In the event of termination by reason of Disability, the Company shall pay to Employee (A) all accrued but unpaid Base Salary through the date of termination, (B) all accrued but unpaid bonus compensation for any fiscal year that had been completed as of the date of termination, payable at the time such bonus payments are made to the Company’s other senior executives generally, (C) subject to achievement of applicable performance criteria, a pro-rated Annual Bonus for the fiscal year of termination, pro-rated as of the date of termination, and (D) any accrued benefits of the Employee under the Company’s employee benefit plans as of the date of termination.

(iii)	Termination for Cause. The Company may terminate Employee’s employment for Cause, effective upon written notice to Employee. “Cause” shall mean any of (A) the material failure of Employee to perform his duties hereunder (other than any such failure due to illness or Disability); (B) the Employee is convicted of committing a felony, (C) Employee’s dependence on alcohol or illegal drugs; (D) Employee’s serious misconduct that causes or could reasonably be expected to cause material injury to the Company; or (E) Employee’s failure to cooperate with the Company or a competent legal authority in an investigation relating to the Company. In the event of termination for Cause, the Company shall pay to Employee (1) all accrued but unpaid Base Salary through the date of termination, and (2) any accrued benefits of the Employee under the Company’s employee benefit plans as of the date of termination.

(iv)	Termination without Cause. The Company may terminate Employee’s employment other than for Cause at any time. If the Employee’s employment is terminated by the Company other than for Cause or Disability, the Company shall pay to the Employee (A) severance compensation in the form of continued payment of Employee’s Base Salary from the date of termination through the end of the Employment Term, but no less than twenty-four months; (B) all accrued but unpaid Base Salary through the date of termination, (C) all accrued but unpaid bonus compensation for any fiscal year that had been completed as of the date of termination, payable at the time such bonus payments are made to the Company’s other senior executives, (D) subject to achievement of applicable performance criteria, a pro-rated Annual Bonus for the fiscal year of termination, pro-rated as of the date of termination, and (E) any accrued benefits of the Employee under the Company’s employee benefit plans as of the date of termination. If the Company requires the Employee to relocate more than 50 miles from his current place of employment, and the Employee declines to do so, any resulting termination of Employee’s employment by the Company shall be deemed a termination without Cause as described above in this section.

6)	Representations by Employee. Employee represents and warrants to the Company that he has no involvement or history in matters that would violate the compliance policies and procedures set forth in the Company’s employee handbook and its code of conduct, and acknowledges receipt and review of the applicable documents with the Company’s human resources department. Such compliance matters include but are not limited to having no conflicting employment or non-competition agreements, having no history as a convicted felon, not being involved presently in any or criminal proceeding, having no history of violating Securities and Exchange Commission rules or any federal or state securities law, and having no history of violations of the Federal Communications Act of 1934, as amended or any FCC rules and regulations.

7)	Successors and Assigns. The rights and obligations of the parties under this Agreement shall be unaffected by a change in control of the Company. The Company shall have the right to assign this Agreement to another entity under the Company’s control, including in connection with events such as a sale, merger, consolidation or reorganization of the Company, and following such assignment this Agreement shall remain binding upon both Employee and the assignee, as though such assignee were the Company.

8)	Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and may only be modified by a written instrument duly executed by each of the parties. All prior correspondence and proposals and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter, including Employee’s pre-existing employment agreement, are superseded hereby; provided that Employee’s annual incentive bonus for the Company’s 2006 fiscal year shall continue to be determined in accordance with the provisions of Employee’s pre-existing employment agreement.

9)	Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement, and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent.

10)	Injunctive Relief. It is possible that remedies at law may be inadequate and, therefore, the parties hereto shall be entitled to equitable relief including, without limitation, injunctive relief, specific performance or other equitable remedies in addition to all other remedies provided hereunder or available to the parties hereto at law or in equity.

11)	Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida.

The Company has hereby duly executed this Agreement by the undersigned authorized representative, and Employee has hereunto set Employee’s hand, in each case effective as of the Effective Date.

ION MEDIA NETWORKS, INC.	EMPLOYEE:

/s/ R. Brandon Burgess	/s/ Stephen Appel

R. Brandon Burgess Stephen Appel
President and Chief Executive Officer

Schedule 4(iii)

For the 2007 fiscal year, Employee shall be eligible for the following incentive bonus structure:

•	Annual incentive bonus target of 100% of Base Salary, with payout determined in equal parts by measuring team and individual performance, as follows:

- 50% tied to the financial team performance target established by the Board of Directors for the Company’s executive management group;

- 50% tied to individual performance against goals developed with the CEO in the Employee’s functional and operational responsibilities.

•	Additional annual incentive bonus potential of up to 25% of Base Salary, tied to achievement of specific strategic revenue objectives developed with the CEO as part of the Company’s strategic plan, starting with the 2007 fiscal year. For the 2007 fiscal year such incremental incentive bonus amount shall be tied to achieving either

(A)	exceeding by more than 25% the net advertising revenue budget (excluding infomercials and direct response revenues) from network advertising clients in the health care category, in connection with the Company’s efforts to launch a health-category oriented digital programming service, or

(B)	exceeding by more than 10% the Company’s 2007 general spot advertising net revenue plan (excluding infomercials and direct response revenues).

For subsequent fiscal years, Employee’s performance bonus criteria shall remain generally consistent with those for the 2007 fiscal year, tied to updated budget and individual goals recommended by the CEO and approved by the Board of Directors, taking into account the Company’s business performance and strategic direction.

Schedule 4(iv)

The terms of the proposed stock-based compensation award for the Employee are as follows:

•	1,000,000 of stock-linked units;

•	Such stock-linked units would be issued in a combination of options and/or restricted stock units, based on pricing to be determined in connection with the Company’s overall plan;

•	It is contemplated that such would vest in equal installments over three years.

Irrespective of the aforementioned indications, all terms and conditions of any stock-based awards to the Employee are subject to the final approval of the Compensation Committee of the Board of Directors, which has not been obtained as of the Effective Date.